Exhibit 99.1

Holding Announcement

The Board of Directors (“Board”) of Grindrod Shipping Holdings Ltd. (NASDAQ: GRIN) (JSE: GSH) (the “Company”) refers to the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”), by Taylor Maritime Investment Limited (LSE: TMI.L) (“TMI”) on August 29, 2022 in relation to the non-binding indicative proposal by TMI to acquire the entire issued and to be issued share capital of the Company not already owned by TMI, or a subsidiary or affiliate thereof, for an aggregate cash consideration of US$26.00 per share, by means of a tender offer, at a cash purchase price of US$21.00 per share to be paid in conjunction with a special cash dividend from the Company of US$5.00 per share to the shareholders of the Company (the “Proposed Transaction”).

The Board wishes to inform that, following discussions with TMI in connection with the Board’s consideration of strategic alternatives, the Company has entered into exclusive discussions with TMI regarding the Proposed Transaction; however, definitive terms for the Proposed Transaction have not been agreed upon between the parties. There is no certainty that any transaction will result from these discussions. Except to the extent required by the Singapore Code on Take-overs and Mergers and applicable U.S. securities laws, the Company does not intend to make further announcements in relation to its discussions with TMI unless and until the Company and TMI enter into a definitive agreement with respect to the Proposed Transaction.

Shareholders and potential investors are advised to exercise caution when dealing or trading in the shares of the Company. Shareholders and potential investors should consult their stockbrokers, bank managers, solicitors or other professional advisers if they have any doubt about the actions they should take.

The directors of the Company (including those who have delegated detailed supervision of this announcement) have taken all reasonable care to ensure that the facts stated in this announcement are fair and accurate and that no material facts have been omitted from this announcement (the omission of which would render any statement in this announcement misleading in any material aspect), and they jointly and severally accept responsibility accordingly.

Jefferies LLC is serving as financial advisor to the Company, and Fried, Frank, Harris, Shriver & Jacobson LLP, Allen & Gledhill LLP and Edward Nathan Sonnenbergs Inc. are providing legal counsel to the Company.

Notice to Shareholders and Potential Investors

The proposed tender offer by TMI and/or a subsidiary or affiliate thereof referred to in this communication has not been agreed to by TMI or the Company and, as such, has not commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for any tender offer materials that TMI and/or a subsidiary or affiliate thereof will file, and the solicitation/recommendation statement on Schedule 14D-9 that the Company will file, with the SEC, in the event that a definitive agreement providing for a tender offer is entered into between TMI and the Company. Any solicitation and offer to buy shares of the Company will only be made pursuant to an offer to purchase and related tender offer materials. In the event that a definitive agreement providing for a tender offer is entered into between TMI and the Company and a tender offer is commenced, TMI and/or a subsidiary or affiliate thereof will file with the SEC a tender offer statement on Schedule TO and other necessary filings and in connection therewith the Company will file a solicitation/recommendation statement on Schedule 14D-9 and other necessary filings with the SEC with respect to the tender offer. ANY SUCH TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND ANY SUCH

SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. In the event that a definitive agreement providing for a tender offer is entered into between TMI and the Company and a tender offer is commenced, the offer to purchase, the related letter of transmittal and the solicitation/recommendation statement and other filings related to the offer will be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at grinshipping.com/investorrelations.

Forward-Looking Statements

This communication contains forward-looking statements related to a non-binding indicative proposal by TMI to acquire the entire issued and to be issued share capital of the Company not already owned by TMI, or a subsidiary or affiliate thereof, that involves substantial risks and uncertainties that could cause any actual outcome to differ materially from those expressed or implied by such statements. These forward-looking statements are subject to risks and uncertainties including, among other things, risks related to the ability of TMI and the Company to enter into a definitive agreement for a transaction, satisfaction or waiver of the conditions to closing any transaction that is agreed to by TMI and the Company (including by reason of the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to whether and how many Company shareholders will tender their shares into any tender offer and the possibility that any agreed transaction does not close; disruption from the announced non-binding indicative proposal by TMI making it more difficult to maintain business and operational relationships and significant transaction costs. A further description of risks and uncertainties relating to the Company can be found in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 25, 2022, and in the subsequent interim financial information included in the Company Report on Form 6-K furnished to the SEC on August 17, 2022, all of which are available for free at the SEC’s website at www.sec.gov. Copies of these documents are also available free of charge on the Company’s internet website at grinshipping.com/investorrelations.